UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2008

Penn Octane Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-24394	52-1790357
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77-530 Enfield Lane, Bldg. D Palm Desert, California	92211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 772-9080

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On January 28, 2008, the Board of Directors of Penn Octane Corporation (“Penn Octane”) approved the grant of warrants to purchase a total of 146,250 shares of common stock under Penn Octane’s 2001 Warrant Plan to certain outside members of the Board of Directors of Penn Octane. The exercise price for the warrants is $2.35 per share, which was the closing price for Penn Octane common stock as reported by the OTC Bulletin Board on January 28, 2008. Warrants granted to outside directors are fully vested on the date of grant and expire five years from the date of grant. These issuances were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because the issuances do not involve any public offering of securities.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On January 23, 2008, the Board of Directors of Penn Octane Corporation (“Penn Octane”) elected Nicholas J. Singer as an additional member of the Board of Directors of Penn Octane. Below is brief biographical information regarding Mr. Singer.

•
Nicholas J. Singer — Mr. Singer is a Co-Managing Member of Standard General Management LLC, an investment management firm based in New York City. Before joining Standard General Management LLC in 2007, Mr. Singer was a Founding Partner at Cyrus Capital Partners during 2005 and 2006. Prior to joining Cyrus Capital Partners, he was a senior research analyst and principal at Och-Ziff Capital Management from 2002 until 2005. He currently serves as a member of the Board of Directors of Aquila, Inc.

Standard General Management LLC (“Standard General”), through its affiliates, owns or controls 3,161,418 shares of common stock of Penn Octane and 212,487 common units of Rio Vista Energy Partners L.P. (“Rio Vista”). Penn Octane owns 75% of Rio Vista GP LLC (“Rio Vista GP”), the general partner of Rio Vista. Mr. Singer was appointed to the Board of Directors of Penn Octane and the board of managers of Rio Vista GP at the request of Standard General and its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN OCTANE CORPORATION

By: /s/ Ian T. Bothwell
Name: Ian T. Bothwell
Title: Acting Chief Executive Officer, Acting President, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
(Principal Executive, Financial and Accounting Officer)

Date: January 29, 2008

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